Exhibit 99.1

              BSD MEDICAL'S 'HOPE GARDEN' WEBSITE WINS MAJOR AWARD

    SALT LAKE CITY, March 27 /PRNewswire-FirstCall/ -- BSD Medical Corp. (Amex: BSM) announced today that its Hope Garden Web Site won a Silver Award at the District Twelve ADDY Awards, held on March 24, 2007 in Salt Lake City, Utah. With over 60,000 entries annually, the ADDY Awards are the world's largest and arguably toughest advertising competition. The Hope Garden website (www.flowersforhope.com) was also one of the 5 finalists March 11, in Austin, Texas, in the Experimental Category at the SXSW (South by Southwest, Inc,) website awards sponsored by Adobe Software.

    The "Hope Garden" has already won previous awards for the unique design of the website and has become a powerful tool for physicians in helping their patients find hope in fighting cancer by offering a means for loved ones and friends to send messages of hope to them. BSD Medical's other main educational websites launched this past year are www.heatcancer.com and www.treatwithheat.com . Hundreds of thousands of people have visited these websites since they were launched 8 months ago bringing education on hyperthermia as a treatment for cancer.

    BSD Medical Corp. is the leading developer of systems used to deliver hyperthermia therapy for the treatment of cancer. Hyperthermia therapy is used to kill cancer directly and increase the effectiveness of companion radiation treatments. Research has also shown promising results from the use of hyperthermia therapy in combination with chemotherapy, and for tumor reduction prior to surgery. For further information visit BSD Medical's website at www.BSDMedical.com.

    Statements contained in this press release that are not historical facts are forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995. All forward-looking statements are subject to risks and uncertainties detailed in the Company's filings with the Securities and Exchange Commission.

SOURCE  BSD Medical Corp.
    -0-                             03/27/2007
    /CONTACT: Hyrum A. Mead of BSD Medical Corp., +1-801-972-5555, or fax, +1-801-972-5930, investor@bsdmc.com/
    /Web site:  http://www.BSDMedical.com
                http://www.flowersforhope.com
                http://www.heatcancer.com
                http://www.treatwithheat.com /